UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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ROCKWELL MEDICAL, INC.
(Name of Registrant as Specified in Its Charter)

RICHMOND BROTHERS, INC.

RBI PRIVATE INVESTMENT I, LLC

RBI PRIVATE INVESTMENT II, LLC

RBI PI MANAGER, LLC

RICHMOND BROTHERS 401(K) PROFIT SHARING PLAN

DAVID S. RICHMOND

MATTHEW J. CURFMAN

NORMAN J. RAVICH IRREVOCABLE TRUST

NORMAN AND SALLY RAVICH FAMILY TRUST

ALEXANDER COLEMAN RAVICH 1991 IRREVOCABLE TRUST

ALYSSA DANIELLE RAVICH 1991 IRREVOCABLE TRUST

MARK H. RAVICH

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Richmond Brothers, Inc. and Mark H. Ravich, together with the other participants named herein (collectively, “Richmond Brothers”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of Richmond Brothers’ highly-qualified director nominee to the Board of Directors of Rockwell Medical, Inc., a Michigan corporation (the “Company”), at the Company’s upcoming 2017 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 5, 2017, Richmond Brothers issued the following press release, which was also posted by Richmond Brothers to www.richmondbrothers.com/time-for-action-at-rmti, which can be reached from www.richmondbrothers.com:

Richmond Brothers and Mark H. Ravich Issue Detailed Presentation Outlining the Case for Change at Rockwell Medical, Inc.

Discuss Rockwell’s History of Underperformance and Failure to Monetize Promising Drugs Triferic and Calcitriol

Criticize Poor Corporate Governance and Egregious Executive Compensation Practices

Highlight Company’s Unwillingness to Constructively Communicate with Shareholders

Vote the BLUE Proxy Card Today

JACKSON, MI and ST. LOUIS PARK, MN (May 5, 2017) – Richmond Brothers, Inc., a Michigan-based SEC registered investment advisor and wealth management firm that is the largest beneficial owner of Rockwell Medical, Inc. (NASDAQ: RMTI) (“Rockwell” or the “Company”), and Mark H. Ravich, who together with their affiliates beneficially own over 6.1 million shares, or 11.8% of the Company’s outstanding common stock, have issued a presentation outlining the case for change at Rockwell. The presentation is available at http://www.richmondbrothers.com/images/uploads/RMTI_ISS_Deck_-5-4-17.pdf.

In the presentation, Rockwell’s series of failures are addressed, including:

•	Sustained underperformance, evidenced by Rockwell’s share price being down 52.5% over the past 3 years[1]
•	Poor execution strategy, resulting in failure to monetize promising drugs, with no material sales of Triferic or Calcitriol even after receiving approval to go to market several years ago[2]
•	A disconnect between leadership and shareholders, demonstrated by broken promises and unrealistic guidance around the timeline of commercial launches for Triferic and Calcitriol; in addition to an unwillingness to accept questions on quarterly earnings calls
•	Egregious executive compensation practices, exhibiting disinterest for shareholder concerns, as Chairman and CEO Robert Chioini’s pay equaled 5.49 and 4.61 times the median of Rockwell’s peers in 2014 and 2015, respectively[3]
•	Boundless corporate governance flaws including an entrenched & staggered Board with shareholder unfriendly practices

“Now is the time for change at Rockwell. While the Company claims to have taken steps to adjust its compensation plan and has announced certain corporate governance ‘enhancements,’ we believe these actions were clearly motivated by our public involvement and are, in our view, not likely to affect the meaningful change desperately needed at Rockwell,” said David S. Richmond, Chairman of Richmond Brothers, Inc., and Mark H. Ravich. They continued, “It is time for shareholders’ best interests to become a priority at Rockwell. We urge shareholders to vote for our highly-qualified nominee, Mark H. Ravich, who upon election to the Board would seek to develop a fair compensation plan, increase the lines of communication between management and shareholders, and help refresh the Board with individuals who have the experience and skills to lead Rockwell towards a successful future.”

1 Calculated as of 2/20/17, the day prior to Richmond Brothers’ public involvement

2 Over two years since the approval of Triferic and more than three years since the approval of Calcitriol

3 ISS reports for Rockwell’s 2015 and 2016 annual meetings

IT IS TIME TO HOLD THE ROCKWELL BOARD ACCOUNTABLE

VOTE THE BLUE PROXY CARD TO ELECT MARK H. RAVICH TODAY

If you have any questions, or require assistance with your vote, please contact Saratoga Proxy Consulting LLC, toll- free at (888) 368-0379, call direct at (212) 257-1311 or email: info@saratogaproxy.com

For more information, and to see other communications and filings from Richmond Brothers and Mark H. Ravich, visit this link: http://www.richmondbrothers.com/time-for-action-at-rmti.

About Richmond Brothers, Inc.

Richmond Brothers, Inc. is an SEC registered investment advisor and wealth management firm founded in 1994.

About Mark H. Ravich

Mark H. Ravich is a private investor and currently serves as President of Tri-Star Management, Inc., a commercial real estate management and syndication company that he co-founded in 1998.

Shareholder Contact

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